Exhibit 21.1

BRIGHTSPIRE CAPITAL, INC.
LIST OF SIGNIFICANT SUBSIDIARIES

State or Jurisdiction of
Subsidiary Name	Formation
BrightSpire Capital Advisors, LLC	Delaware
BrightSpire Capital Mortgage Corporation, LLC	Delaware
BrightSpire Capital Mortgage Parent, LLC	Delaware
BrightSpire Capital Mortgage Sub-REIT, LLC	Delaware
BrightSpire Capital Operating Company, LLC	Delaware
BrightSpire Capital RE Corporation, LLC	Delaware
BrightSpire Capital RE Holdco, LLC	Delaware
BrightSpire Capital US, LLC	Delaware
BrightSpire Credit 1, LLC	Delaware
BrightSpire Credit 6 Pledgor, LLC	Delaware
BrightSpire Credit 6, LLC	Delaware
BrightSpire Credit 7, LLC	Delaware
BrightSpire Repo Seller Holdco, LLC	Delaware
BRSP 2021-FL1 DRE, LLC	Delaware
BRSP 2021-FL1, Ltd.	Cayman Islands
CLNC 2019-FL1, DRE, LLC	Delaware
CLNC 2019-FL1, Ltd.	Cayman Islands
CLNC Fair Jose Finance, LLC	Delaware
CLNC Para Finance, LLC	Delaware
CLNC Pref USIP, LLC	Delaware
NorthStar Real Estate Income Trust Operating Partnership, LLC	Delaware
NorthStar Real Estate Operating Partnership II, LLC	Delaware
NRFC Green Pond Investor, LLC	Delaware
NRFC Green Pond Member, LLC	Delaware
USIP Terra Preferred NT-II, LLC	Delaware